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                                 TERMS AGREEMENT



                                                              July 28, 1998



Salomon Smith Barney Holdings Inc.
388 Greenwich Street
New York, New York 10013

Attention:  Executive Vice President and Deputy Treasurer
            ---------------------------------------------

Dear Sirs:

         We understand that Salomon Smith Barney Holdings Inc., a Delaware corporation (the "Company"), proposes to issue and sell $51,000,000 aggregate principal amount of its Principal-Protected Equity Linked Notes based upon the S&P 500(R) Index Due August 1, 2005 (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, as underwriter (the "Underwriter"), offer to purchase $51,000,000 aggregate principal amount of the Securities at 97.5% of the principal amount thereof.
The Closing Date shall be July 31, 1998 at 9:00 a.m. at the offices of Salomon Smith Barney Holdings Inc., 388 Greenwich Street, New York, New York 10013.

         The Securities shall have the following terms:

         Title: Principal-Protected Equity Linked Notes based upon the S&P 500(R) Index Due August 1, 2005

         Maturity:                 August 1, 2005

         Interest Rate:            The Securities will bear no periodic
                                   payments of interest. Holders of the
                                   Securities will be entitled to receive the principal amount thereof plus a payment, if any, equal to the Supplemental Redemption
                                   Amount (as defined in the Prospectus
                                   Supplement, dated July 28, 1998, relating to the Securities).

         Interest Payment
           Date:                   Not applicable




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         Regular Record
           Dates:                  Not applicable

         Initial Price
           To Public:              100% of the principal amount thereof


         Redemption
           Provisions:             The Securities are not redeemable by the
                                   Company prior to maturity

         Indenture:                Senior Debt Indenture, dated as of
                                   October 27, 1993, between the Company
                                   and The Bank of New York, as
                                   supplemented by the First Supplemental
                                   Indenture, dated as of November 28,
                                   1997.

         Trustee:                  The Bank of New York

         All the provisions contained in the document entitled "Salomon Smith Barney Holdings Inc. - Debt Securities - Underwriting Agreement Basic Provisions" and dated December 1, 1997 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

         Basic Provisions varied with respect to this Term Agreement:

(A) Notwithstanding the provisions set forth in Section 3 of the Basic Provisions, the Company and the Under writer hereby agree that the Securities will be in the form of Book-Entry Notes and shall be delivered on July 31, 1998 against payment of the purchase price to the Company by wire transfer in immediately available funds to such accounts with such financial institutions as the Company may direct;

(B) Paragraph 4(j) of the Basic Provisions shall be amended and restated as follows: "The Company will not, without the consent of Smith Barney Inc., offer or sell, or publicly announce its intention to offer or sell, any debt securities denominated in the currency in which the Securities are denominated having a maturity of more than one year (except under prior contractual commitments or pursuant to bank credit agreements) during the period beginning the date of the Terms Agreement and ending the business day following the Closing Date;"


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(C)      Paragraph 5(f) of the Basic Provisions shall be amended as follows: the words "Chairman of the Board, any Vice Chairman, the President or any Vice President and of the principal financial or accounting officer of the Company" shall be replaced by the words "Chief Financial Officer and any Vice President of the Company;"

(D) A new paragraph 5(i) shall be added to the Basic Provisions and read as follows: "Cleary, Gottlieb, Steen & Hamilton, tax counsel to the Company, shall have furnished to you an opinion, dated the Closing Date, as to certain tax matters relating to the Securities, in a form reasonably acceptable to the Underwriter and its counsel;" and

(E) Cleary, Gottlieb, Steen & Hamilton shall have furnished to you an opinion, dated the Closing Date, as to the matters referenced in paragraphs 5(c) (ii), (iii), (iv), (v) (vi) of the Basic Provisions. Robert H. Mundheim, Esq. shall have furnished to you an opinion, dated the Closing Date, as to the matters referenced in paragraphs 5(c) (i),
         (vii) and (viii) and 5(d) (i), (ii) and (iii) of the Basic Provisions.

         The Underwriter hereby agrees in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

         Cleary, Gottlieb, Steen & Hamilton and Robert H. Mundheim, Esq. are counsel to the Company. Cleary, Gottlieb, Steen & Hamilton is tax counsel to the Company Skadden, Arps, Slate, Meagher & Flom LLP is counsel to the Underwriter.


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         Please accept this offer no later than 9:00 p.m. on July 28, 1998, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

         "We hereby accept your offer, set forth in the Terms Agreement, dated July 28, 1998, to purchase the Securities on the terms set forth therein."

                                                     Very truly yours,


                                                     SMITH BARNEY INC.



                                                  By: /s/ Edward G. Watson
                                                      ------------------------
                                                       Name:  Edward G. Watson
                                                       Title: Director


ACCEPTED:

SALOMON SMITH BARNEY HOLDINGS INC.



By: /s/ Mark I. Kleinman
    ----------------------
   Name:  Mark I. Kleinman
   Title: Executive Vice President and
            Deputy Treasurer




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